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                                                           EXHIBIT 10.29


                                    LOAN AGREEMENT


This Agreement is made as of November 24, 1997 between Steinbeis Holding GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Traunstein under No. HRB 6018 and having its registered office at Brannenburg (hereinafter referred to as "LENDER") and Steinbeis Gessner GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, registered in the commercial register of the municipal court of Traunstein under No. HRB 112 and having its registered office at Brannenburg (hereinafter referred to as "BORROWER").

WHEREAS, BORROWER requests additional funding, and LENDER is willing to grant such funding.

WHEREAS, LENDER is the sole shareholder of BORROWER and intends to sell and assign its shares in BORROWER to wholly owned subsidiaries of FiberMark, Inc., a corporation under the laws of the State of Delaware, United States, pursuant to the terms and conditions of a certain share purchase agreement (hereinafter referred to as the "SHARE PURCHASE AGREEMENT") to be entered into after conclusion or this Agreement.

WHEREAS, the loan to be granted to BORROWER by LENDER under this Agreement shall also serve as collateral for any warranty claims of BORROWER or assigned to BORROWER under the SHARE PURCHASE AGREEMENT.

THEREFORE, it is agreed as follows:



                                      ARTICLE 1

                                       THE LOAN


LENDER hereby grants to BORROWER a loan (Darlehen) within the meaning of
Section 607 BGB (German Civil Code) in the principal amount of DM 8,000,000 (eight million Deutsche Mark) and BORROWER hereby accepts such loan.

Payment of the principal amount of DM 8,000,000 shall be made by banker's cheque (LZB-Scheck) on the CLOSING DATE as defined in the SHARE PURCHASE AGREEMENT in accordance with the provisions of Article 3.2 (a) of the said SHARE PURCHASE AGREEMENT.


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                                      ARTICLE 2

                                        TERM


  The loan shall have a fixed term (feste Laufzeit) until March 31, 2001. Subject to Article 7, any payment of principal or interest shall be made in German currency .


                                      ARTICLE 3

                                      INTEREST


   The principal amount of the loan or any outstanding remainder thereof shall bear interest from the date following the day of payment of the principal amount pursuant to Article 1 at a fixed rate per annum of 5% (five percent). Such interest shall be due and payable on the dates set forth in
Article 4 hereof.


                                      ARTICLE 4

                                REPAYMENT OF THE LOAN


The loan shall be due for repayment in three installments in the amounts and on the dates set forth below:

(a) The first installment in the principal amount of DM 2,000,000 (two million Deutsche Mark) plus accrued interest (aufgelaufene Zinsen) shall be paid on March 31, 1999;

(b) The second installment in the principal amount of DM 2,000,000 (two million Deutsche Mark) plus accrued interest shall be paid on March 31, 2000;

(c) The final installment in the principal amount of DM 4,000,000 (four million Deutsche Mark) plus accrued interest shall be paid on March 31, 2001.

At any time, BORROWER shall have the right to prepay part or all of the outstanding principal of the loan without any damage or compensation payments whatsoever, in particular, but not limited to, any acceleration damages (Vorfalligkeitsentschadigung).


                                      ARTICLE 5

                       ASSIGNMENT, SET-OFF, RIGHT OF RETENTION

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It is agreed between LENDER and BORROWER that LENDER shall not have the right to assign or otherwise transfer the loan or any repayment claims under such loan to any third party, including, but not limited to, any of its affiliates.

To the extent Section 354a HGB (German Commercial Code) acknowledges an assignment contrary to the aforementioned prohibition of assignment, LENDER and BORROWER agree that, notwithstanding any other statutory rights, BORROWER shall in particular have the rights pursuant to Section 354a second sentence HGB, including but not limited to the right to set-off and charge against (aufrechnen und verrechnen) any claims against LENDER which BORROWER may have or which may have been assigned to BORROWER (in particular, but not limited to, any claims under the SHARE PURCHASE AGREEMENT) against any repayment claims under this Agreement disregarding when such claims of BORROWER have arisen. To the extent permissible under mandatory statutory provisions, the same shall apply with respect to any right of retention of BORROWER (Zuruckbehaltungsrecht).

                                      ARTICLE 6

                        AMENDMENTS, MODIFICATIONS, TERMINATION


   It is agreed between LENDER and BORROWER that an amendment to, a modification of or a termination of this Agreement shall be made in writing.

                                      ARTICLE 7

                         EUROPEAN ECONOMIC AND MONETARY UNION


The European Union anticipates the introduction of a single currency and substitution of the national currencies of the Member States participating in a Monetary Union. On the date on which the Deutsche Mark is replaced by a single currency, conversion into such currency shall take effect. Conversion shall be based on the official fixed rate of conversion. The denomination of the original currency shall, however, be retained for so long as this is legally permissible.

Neither the introduction of the single currency nor the substitution of the national currencies of the Member States participating in such Monetary Union nor the fixing of the official rate of conversion nor any economic consequences that arise from any of the aforementioned events or in connection with such Monetary Union shall give rise to any right to terminate prematurely, contest, cancel, rescind, modify, or renegotiate this Agreement or any of its provisions or to raise any other objections and/or assert any claims for compensation. This Agreement shall remain in full force and effect in accordance with its terms; in particular, interest rates which have been set for an interest period shall remain unchanged for such interest period, subject to any mandatory provisions.


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                                      ARTICLE 8

                                     SEVERABILITY


In the event that one or several provisions of this Agreement should be invalid or unenforceable, or if this Agreement should be incomplete, the validity of and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, LENDER and BORROWER shall replace the invalid provision by such valid and enforceable provision or by such provision completing this Agreement which is or are commensurate with the commercial intent of this Agreement as of the date hereof. In the event that Article 5 of this Agreement, in whole or in part, is declared to be void by an unappealable decision of a court due to its coverage, then a scope of this provision shall be deemed to apply which comes closest to the void provision which would be considered as being effective by the competent court. This shall not affect the validity of the remaining provisions of this Agreement.

                                      ARTICLE 9

                              GOVERNING LAW, ARBITRATION


This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. All disputes arising in connection with this Agreement or related thereto shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce with a tribunal of three arbitrators with sufficient proficiency in both the German and the English language, who shall be appointed in accordance with the said Rules, and which arbitration shall be conducted in the German language; however, this Agreement or any other agreements or instruments which have been signed and/or executed in the English language shall be introduced in the arbitration proceedings in the English language. The place of arbitration shall be Munich. In as far as the said Rules do not provide procedural regulations, the statutory provisions of the ZPO (German Code of Civil Procedure) shall apply.

IN WITNESS HEREOF, this Agreement has been executed as of the date first above written.



Steinbeis Holding GmbH            Steinbeis Gessner GmbH



_____________________             ________________________

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GUARANTEE

FiberMark, Inc., a corporation organized under the laws of the State of Delaware, United States, hereby assumes a guarantee (Burgschaft) within the meaning of Section 765 BGB (German Civil Code) towards Steinbeis Holding GmbH (hereinafter referred to as "LENDER") for any payment obligations of Steinbeis Gessner GmbH (hereinafter referred to as "BORROWER") pursuant to the terms and conditions of a certain Loan Agreement between LENDER and BORROWER of November 24, 1997 in the principal amount of DM 8,000,000 (eight million Deutsche Mark) which are either (i) undisputed between LENDER and BORROWER or (ii) which have been determined by final arbitration court decision against BORROWER, if and to the extent that BORROWER has failed to fulfill its payment obligations under this Agreement within a period of one month after justified demand for payment by LENDER, it being understood that if the foregoing requirements are satisfied LENDER shall have the right to initiate court proceedings against FiberMark, Inc. directly without taking any further legal action against BORROWER.

This guarantee shall expire either (i) if the certain Share Purchase Agreement of November 26, 1997 according to which the shares in BORROWER are sold and assigned by LENDER to wholly owned subsidiaries of FiberMark, Inc. is terminated by way of rescission or otherwise for whatever legal reason, in which case this guarantee shall expire with immediate effect or (ii) on the date when all payment claims under the Loan Agreement have been finally settled.

FiberMark, Inc.                   Steinbeis Holding GmbH



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